Exhibit (a)(1)

AMENDED AND RESTATED

CERTIFICATE OF FORMATION

OF

AMG BBH ASSET-BACKED FUND, LLC

THIS Amended and Restated Certificate of Formation of AMG BBH Asset-Backed Fund, LLC (the “Company”), dated as of Dec 2, 2025, has been duly executed and is being filed by the undersigned, as an authorized person, in accordance with § 18-208 of the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., to amend and restate the original Certificate of Formation of the Company, which was filed in the office of the Secretary of State of the State of Delaware on November 10, 2025 (the “Certificate”). The Certificate is hereby amended and restated in its entirety to read as follows:

FIRST: The name of the limited liability company is:

AMG BBH Asset-Backed Credit Fund, LLC

SECOND: The address of the registered office of the Company in the State of Delaware is:

c/o The Corporation Trust Company

1209 Orange Street

Wilmington, Delaware 19801

THIRD: The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is:

The Corporation Trust Company

1209 Orange Street

Wilmington, Delaware 19801

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Formation as of the date first above written.

/s/ Garret Weston
Name: Garret Weston
Title: Authorized Person